Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, of our report dated March 31, 2022, relating to the financial statements of Quanergy Systems, Inc. (f/k/a CITIC Capital Acquisition Corp.), appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ WithumSmith+Brown, PC

New York, New York
May 6, 2022